Exhibit 10.77

DEBT CONVERSION AGREEMENT

This Debt Conversion Agreement (this “Agreement”) is made as of November 4, 2010 by Invisa, Inc., a Nevada corporation (“Invisa”) and Centurian Investors, Inc., a Delaware corporation (“Centurian”).

Preliminary Statements

 A.              Centurian has advanced loans to Invisa pursuant to the terms of certain promissory notes (hereinafter the “Notes”) having similar terms but varying terms and maturity dates; and

 B.              As a result of the Notes and other factors, Invisa continues to be leveraged and the foregoing has continued to potentially negatively impact the Company's operations;

                C.               The Parties wish to convert Three Hundred Thousand ($300,000.00) of the aggregate principal amount of the Notes into 34,090,909 shares of common stock, par value $.001 per share, of INVISA (“Invisa Common Stock”), and thereby retire, cancel and fully satisfy Invisa’s obligations under certain of the Note, on the terms and conditions set forth herein.

Agreement

NOW, THEREFORE, the Parties agree as follows:

1.   Conversion and Cancellation of Certain Notes.  Effective automatically upon the execution and delivery of this Agreement by the parties (the “Closing”), each of (a) that certain Promissory Note, dated February 28, 2007, in the principal amount of up to One Hundred Fifty Thousand ($150,000.00) (the “First Note”),  (b) that certain Promissory Note, dated July 25, 2007 in the principal amount of Fifty Thousand ($50,000) dollars (the “Second Note”), and (c) that certain Promissory Note, dated October 23, 2007 in the principal amount of Fifty Thousand ($50,000) dollars and (d) Fifty Thousand ($50,000) dollars of that certain Promissory Note, dated March 28, 2008 in the principal amount of One Hundred Fifty Thousand ($150,000.00) dollars (the “Fourth Note”;  the First Note, the Second Note, the Third Note and that portion of the Fourth Note  being hereinafter collectively referred to as the “Terminated Notes”),  shall be canceled, and the aggregate principal amount of the Terminated Notes, be converted into 34,090,909 shares of newly issued and outstanding shares of Invisa Common Stock (the “Conversion Shares”) at a conversion rate equal to one Conversion Share for each $.0088 of principal amount.  All accrued and unpaid interest and any and all other amounts payable to Centurian under the Terminated Note (other than the Principal Amount) shall be automatically extinguished with no further liability of Invisa to Centurian.  Notwithstanding the foregoing, Invisa acknowledges and agrees that, except for the Terminated Notes specifically identified herein, all other indebtedness of Invisa to Centurian shall remain in full force and effect, including, without limitation, the remaining One Hundred ($100,000) principal balance of the Fourth Note.

2.   The Closing.

 (a)              At the Closing, which shall take place at the offices of Invisa, the following actions shall take place simultaneously;

 (i)               Centurian shall deliver the original of each of the First Note, the Second Note and the Third Note to Invisa for cancellation;

 (ii)              Invisa shall indicate on the books and records of the Company that Fifty Thousand ($50,000) of the principal amount of the Fourth Note has been paid in full and that the principal thereof has been reduced to One Hundred Thousand ($100,000) dollars; and

 (iii)             Invisa shall deliver instructions to Invisa’s transfer agent to issue to Centurian, a certificate(s) representing 34,090,909 shares of Invisa Common stock registered in the name of Centurian, or its designee, bearing the following restrictive legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS (I) REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS AND AN OPINION OF COUNSEL TO THAT EFFECT, IF SO REQUIRED BY THE ISSUER OF THESE SHARES.

 (iv)             Centurian and the Company shall deliver notice to the Escrow Agent to release shares held as collateral to the Company.

3.   Representations and Warranties of Invisa.  Invisa represents and warrants to Centurian that:

3.1     Authority.  Invisa has all requisite corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Invisa.  Invisa has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery of this Agreement by Centurian, this Agreement constitutes a legal, valid and binding obligation of Invisa, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy laws or other laws affecting creditors’ rights generally and by general principles of equity.

3.2     Capital Stock.  Invisa’s authorized capital stock consists of 100,000,000 shares of capital stock consisting of 5,000,000 shares of Invisa preferred stock, of which approximately 27,467 are outstanding and (ii) 95,000,000 shares of Invisa Common Stock of which 35,156,081 are issued and  outstanding. Giving effect to the Closing, approximately 69,246,990 shares of Invisa Common Stock will be duly authorized, validly issued, fully paid and non-assessable on and after the Closing.

4.   Representations and Warranties of Centurian.  Centurian represents and warrants to Invisa that:

4.1  Authority.  Centurian has all the power and requisite company authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Centurian.  Centurian has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery of this Agreement by Invisa, this Agreement constitutes a legal, valid and binding obligation of Centurian, enforceable against Centurian in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy laws or other laws affecting creditors’ rights generally and by general principles of equity.

4.2  No Prior Transfer.  Other than as contemplated by this Agreement, Centurian has not previously transferred any interest in the Notes or incurred any obligation to do so prior to the date hereof.

4.3  Investment.  Cemurian is acquiring 34,090,909 shares of Invisa Common Stock pursuant to this Agreement solely for investment purposes, for Centurian’s own account and not with a view to resale or distribution.  Centurian understands that (i) the Invisa Common Stock has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, (ii) Invisa is under no obligation to register the Invisa Common Stock and (iii) the Invisa Common Stock cannot be transferred, resold or otherwise disposed of by Centurian without such registration unless Invisa receives an opinion of Centurian’s counsel, reasonably acceptable to Invisa, stating that such transfer, resale or other disposition is exempt from such registration requirements, or other evidence satisfactory to Invisa that demonstrates the applicability of such exemption.

4.4  Investment Qualifications.  Centurian understands that no significant public market exists for the Invisa Common Stock and it is uncertain whether a public market will develop for the Invisa Common Stock.  Centurian has such knowledge and experience in financial and business matters and familiarity with Invisa as to be capable of evaluating the merits and risks of converting the Terminated Notes to Invisa Common Stock.  Centurian has been given the opportunity to ask questions of, and receive answers from, Invisa concerning the terms and conditions of, and other matters pertaining to, the Invisa Common Stock and the related investment risks, and Centurian has had access to such financial and other information as it considered necessary or appropriate to make a decision to convert the Terminated Notes to Invisa Common Stock, and Centurian has availed itself of this opportunity to the full extent desired.

4.5  Understanding of Investment Risks.  Centurian acknowledges that an investment in Invisa Common Stock involves highly speculative risks.  Centurian has carefully reviewed such risk factors and considered such factors in relation to its own investment activities and financial position, and has the ability to accept highly speculative risks, which could include the loss of its entire investment.

5.   Survival.  The representations and warranties in Sections 3 and 4 shall survive the Closing and continue in full force and effect thereafter.

6.   Post-Closing Cooperation.  From and after the Closing, the parties shall cooperate with each other and take such actions as may be reasonably requested and are consistent with the provisions of this Agreement to obtain for the requesting party the benefits of the transactions contemplated hereby.

7.   Restrictive Legend.  The certificate for the shares of Invisa Common Stock issued pursuant to this Agreement shall bear substantially the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS (I) REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS AND AN OPINION OF COUNSEL TO THAT EFFECT, IF SO REQUIRED BY THE ISSUER OF THESE SHARES.

Any certificate issued in exchange or substitution for a certificate bearing such legend (except a new certificate issued upon completion of a public distribution of the securities represented thereby pursuant to an effective registration statement under the Act) shall also bear such legend unless it has been demonstrated to the satisfaction of Invisa that the securities represented thereby need no longer be subject to the foregoing transfer restrictions.

                8.    Miscellaneous.

8.1  Notices.  All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) one business day after being sent by a nationally recognized overnight delivery service or (ii) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case at the applicable address or facsimile number (or at such other address or facsimile number for a Party as shall be specified by like notice) set forth below:

To Invisa	Invisa, Inc.
1800 2nd Street Suite 965 Sarasota, Florida 34236 Attention: Chief Executive Officer

To Centurian:	Centurian Investors, Inc. 1800 2nd Street, Suite 970 Sarasota, Florida 34236 Attention: Chief Executive Officer

8.2  Entire Agreement; No Effect on Warrant.  This Agreement supersedes and cancels any prior or contemporaneous agreements among the parties relating to the subject matter of this Agreement.    This Agreement, however, has no effect on the remaining Notes to Centurian, the Security Agreement executed in connection therewith and any future borrowings by Invisa.

8.3  Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.4  Successors and Assigns.  This Agreement may not be assigned or transferred by any Party without the prior written consent of the other Parties.  Subject to the foregoing restriction on transfer or assignment, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

8.5  Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without regard to conflict of law principles.

8.6  Interpretation.  The captions of the sections of this Agreement are for convenience and reference only, and shall not be held to explain, modify, amplify or aid in the interpretation, construction or meaning of this Agreement.

8.7  Expenses. Invisa shall bear all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

8.8  Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which together shall be considered one and the same agreement.  Facsimile copies of the signature page hereof shall be deemed originals and shall be binding for all purposes.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first stated above.

INVISA, Inc.:	Centurian Investors, Inc.

By:Invisa, Inc.	By: Centurian Investors, Inc.
Name: Edmund C King	Name: Howard R Curd
/s/ Edmund C King	/s/ Howard R Curd
Title: President and COO	Title: President